 <br> S-1 DEL-AM AMENDMENT
NO.1 FORM S-1 REGISTRATION
STATEMENT

<p style="background:#ffffff;
color: #000000;
border:1px solid black;">
<span style="font-size:20px;
align:center;"><center>
UNITED STATES</center>
<br/><center>
SECURITIES AND EXCHANGE
COMMISSION<br/>
<br/>Washington, D.C. 20549
<br/><hr width="500"></center>
<span style=
"font-size:24;"><br/>
<center>FORM S-1</center>
<center>REGISTRATION
STATEMENT</center><br/>
<center>
UNDER THE SECURITIES
ACT OF 1933<center/>
<br/><hr width="500">
<br/>

<br/><span style=
"font-size:20px;">
Creative Vision Alliance
Corporation<br/>
<br/><span style=
"font-size:10px;">(Exact name
of registrant as specified
in its charter)<br/><br/>
<hr width="500"><br/>

South Carolina
<br/><br/><span style=
"font-size:10px;">
(State or other jurisdiction
of incorporation or
organization)<br/><br/>
<hr width="500><br/>
<br/><br/>

<br/><span style=
"font-size:10px;"8741
<br/><br/><span style=
"font-size:10px;">
(Primary Standard Industrial
Classification Code Number<br/>
<br/>
45-4397622<br/>
<br/><span style=
"font-size:10px;">
(I.R.S. Employer Identification
Number)<br/><br/>
<hr width="500"><br/>

<br/><span style=
"font-size:12px;">
Creative Vision Alliance
Corporation<br/>
210 White Wing #B<br/>
Columbia, SC  29229<br/>
(980)202-2822</br>
<br/><span style=
"font-size:10px;">
(Address, including zip
code, and telephone number,
including area code, of
registrant's principal
executive offices)<br/>
<br/><hr width="500">
<br/>
<br/><span style=
"font-size:12px;">
Roland Chambers<br/>
Creative Vision Alliance
Corporation<br/>
210 White Wing #B<br/>
Columbia, SC  29229<br/>
(980)202-2822
<br/><br/><span style=
"font-size:10px;">(Name,
address, including zip code,
and telephone number,
including area code, of agent
for service)<br/><br/>
<hr width="500"><br/>

<br/><span style=
"font-size:10px;">
(Approximate date of
commencement of proposed
sale to the public)<br/>
<br/><hr width="500">
<br/>


If any of the securities
being registered on this
Form are to be offered on
a delayed or continuous
basis pursuant to Rule
415 under the Securities
Act of 1933 check the
following box:
<span style=
"background:#ffffff;
color:#000000;
border:1px solid black;
width:100px; height:50;">
&nbsp&nbsp&nbsp&nbsp
&nbsp<br/><br/>
If this Form is filed to
register additional
securities for an offering
pursuant to Rule 462(b)
under the Securities Act,
please check the following
box and list the Securities
Act registration statement
number of the earlier
effective registration
statement for the same
offering.
<span style=
"background:#ffffff;
color:#000000;
border:1px solid black;
width:100px; height:50;">
&nbsp&nbsp&nbsp&nbsp&nbsp
<br/><br/>


If this Form is a
post-effective amendment
filed pursuant to Rule 462(c)
under the Securities Act,
check the following box and
list the Securities Act
registration statement number
of the earlier effective
registration statement for the
same offering. <span style=
"background:#ffffff;
color:#000000;
border:1px solid black;
width:100px; height:50;">
&nbsp&nbsp&nbsp&nbsp&nbsp
<br/><br/>



If this Form is a
post-effective amendment
filed pursuant to Rule 462(d)
under the Securities Act,
check the following box and
list the Securities Act
registration statement number
of the earlier effective
registration statement for the
same offering.
<span style="background:#ffffff;
color:#000000;
border:1px solid black;
width:100px; height:50;">
&nbsp&nbsp&nbsp&nbsp&nbsp
<br/><br/>

Indicate by check mark whether
the registrant is a large
accelerated filer, an accelerated
filer, a non-accelerated filer,
or a smaller reporting company.
See the definitions of
large accelerated filer,
accelerated filer, and
smaller reporting company in
Rule 12b2 of the Exchange Act.
<br/><br/><br/>Large accelerated
filer  <span style=
"background:#ffffff;
color:#000000;
border:1px solid black;
width:100px; height:50;">
&nbsp&nbsp&nbsp&nbsp&nbsp
   Accelerated filer 
<span style="background:#ffffff;
color:#000000;
border:1px solid black;
width:100px; height:50;">
&nbsp&nbsp&nbsp&nbsp&nbsp
<br/>Non-accelerated filer
(Do not check if a smaller
reporting company)  
<span style="background:#ffffff;
color:#000000;
border:1px solid black;
width:100px; height:50;">
&nbsp&nbsp&nbsp&nbsp&nbsp
   Smaller reporting
company<span style=
"background:#ffffff;
color:#000000;
border:1px solid black;
width:100px; height:50;">
&nbsp&nbsp✓&nbsp&nbsp
<br/><br/>

<span style="font-size:
16px;">The registrant hereby
amends this registration
statement on such date or
dates as may be necessary to
delay its effective date until
the registrant shall file a
further amendment which
specifically states that this
registration statement shall
thereafter become effective in
accordance with Section 8(a)
of the Securities Act of 1933
or until this registration
statement shall become
effective on such date as the
Commission, acting pursuant
to said Section 8(a), may
determine.
<tr>
 <td valign="top"
style="padding-left: 0px;
padding-top: 8px;
padding-bottom: 0px;
padding-right: 0px;">
 <span style="color: #8A8A8A;
font-family: 'Calibri',
sans-serif; font-size: 8pt;
font-weight: regular;">
SEC 870 (02-08) Persons
who are to respond to the
collection of information
contained in this form are
not required to respond
unless the form displays a
currently valid OMB
control number.
 </td><br/></tr><br/><br/>

><br/><span style=
"font-size:16px;">
Calculation of Registration
Fee<br/>
<hr width="1200><br/>
<br/><br/>
&nbsp &nbsp&nbsp
Title of Each Class of
Securities to be Registered:
Common Stock $0.0001 par value
&nbsp &nbsp&nbsp
Amount to be Registered
7,000,000 &nbsp 
&nbsp&nbsp &nbsp 
&nbsp&nbsp Proposed Maximum
Aggregate Offering Price
$1,750,000 &nbsp 
&nbsp&nbsp Amount of
Registration Fee $225.40
&nbsp &nbsp&nbsp
<br/><hr width="1200>
<br/><br/><br/>

<br/><span style=
"font-size:10px;">
Estimated solely for the
purpose of calculating the
amount of the registration
fee in accordance to Rule
under the Securities Act of
1933<br/><hr width="1200">
<br/>


<img src=
"https://pbs.twimg.com/
profile_images/2146078806/
cvac_logo4.jpg" alt=""width=
"200"; height="170";>

<br/
SIGNATURES<br/>
<br/>
Pursuant to the requirements
of the Securities Act of 1933,
the registrant has duly caused
this registration statement to
be signed on its behalf by the
undersigned, thereunto duly
authorized in the City of
Columbia, State of South
Carolina, on March 11, 2014.
<br/><br/><hr width="500>
<br/><br/><br/>

Creative Vision Alliance
Corporation<br/>
<br/>
Roland Chambers<br/>
<hr width="500><br/>
(Registrant)<br/><br/><br/>
<style type="text/css">
p { font: 14pt/16pt fantasy,
cursive, Serif }</style>
Roland Chambers

<hr width="500><br/>
<br/><br/><br/>
<span style=
"font-size:12px;">
By (Signature and Title)<br/>
Roland Chambers,
President <br/>
<hr width="500><br/>

<br/><br/><br/>
<br/><br/>Pursuant to the
requirements of the Securities
Act of 1933, this registration
statement has been signed by
the following persons in the
capacities and on the dates
indicated.<br/><br/>
<br/>
<style type="text/css">
  p { font: 14pt/16pt fantasy,
cursive, Serif }
</style>
Roland Chambers
<hr width="500><br/>
(Signature)<br/>
<br>Roland Chambers<br/>
Director<br/>
<hr width="500><br/>
<br/><br/><span style=
"font-size:12px;">(Title)<br/>
March 11, 2014<br/>
<hr width="500><br/>
<br/><br/><span style=
"font-size:12px;">(Date)<br/>
